As filed with the Securities and Exchange Commission on November 20, 2020

Registration No. 333-248827

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1311	71-0205415
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Lacy

Vice President, General Counsel and Secretary

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Frank Bayouth

Eric C. Otness

Skadden, Arps, Slate, Meagher

& Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

(713) 655-5100

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF UNSOLD SECURITIES

Southwestern Energy Company (“Southwestern” or the “registrant”) hereby amends its original registration statement on Form S-4 (File No. 333-248827) filed with the Commission on September 16, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on October 2, 2020 (the “Form S-4”), which the Commission declared effective on October 6, 2020, as further amended by the Post-Effective Amendment No. 1 on Form S-8 filed with the Commission on November 13, 2020 (the “Form S-8”), by filing this Post-Effective Amendment No. 2 (this “Post-Effective Amendment” and together with the Form S-4 and the Form S-8, this “Registration Statement”).

Southwestern filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of August 12, 2020 (the “Merger Agreement”) by and between Southwestern and Montage Resources Corporation (“Montage”), pursuant to which, effective as of November 13, 2020, Montage merged with and into Southwestern (the “Merger”), with Southwestern continuing as the surviving corporation.

As a result of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Montage (“Montage common stock”), was converted automatically into 1.8656 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Southwestern (“Southwestern common stock”), and certain outstanding Montage restricted stock unit awards were converted into corresponding awards with respect to Southwestern common stock. The number of shares underlying each award was adjusted based on the Exchange Ratio.

Pursuant to the terms of the Merger Agreement, 68,861,519 shares of Southwestern common stock were issued to former Montage stockholders in exchange for their shares of Montage common stock (including shares of Southwestern common stock sold to pay cash in lieu of fractional shares), and 1,065,080 shares of Southwestern common stock were reserved for issuance pursuant to assumed restricted stock unit awards, which shares were included on the Form S-8. Accordingly, Southwestern is seeking to deregister the 959,063 shares of Southwestern common stock that were not issued or reserved for issuance under the Registration Statement (including the S-8).

Pursuant to the undertaking of the registrant as required by Item 512(a)(3) of Regulation S-K, the registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister the 959,063 shares of Southwestern common stock under the Registration Statement that were not issued.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”) the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on November 20th, 2020.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Chris Lacy
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Act.